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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM 15

Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                     Commission file number 33-65948

            ROSEWOOD CARE CENTERS CAPITAL FUNDING CORPORATION

          (Exact name of Registrant as specified in its charter)
                      (See table of Co-Registrants)


                      11701 BORMAN DRIVE, SUITE 315
                        ST. LOUIS, MISSOURI  63146
                              (314) 994-9070

 (Address, including zip code, and telephone number, including area code, of
                  Registrants' principal executive offices)

         7 1/4% FIRST MORTGAGE REDEEMABLE BONDS DUE NOVEMBER 1, 2013

         (Title of each class of securities covered by this Form 15)

                                     N/A
 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [ ]   Rule 12h-3(b)(1)(ii)       [ ]
Rule 12g-4(a)(1)(ii)    [ ]   Rule 12h-3(b)(2)(i)        [ ]
Rule 12g-4(a)(2)(i)     [ ]   Rule 12h-3(b)(2)(ii)       [ ]
Rule 12g-4(a)(2)(ii)    [ ]
Rule 12h-3(b)(1)(i)     [X]   Rule 15d-6                 [ ]

Approximate number of holders of record as of the certification or notice date: 225


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                             CO-REGISTRANTS
                    Rosewood Care Center, Inc. of Swansea
                    Rosewood Care Center, Inc. of Galesburg
                    Rosewood Care Center, Inc. of East Peoria
                    Rosewood Care Center, Inc. of Peoria
                    Rosewood Care Center, Inc. of Alton
                    Rosewood Care Center, Inc. of Moline
                    Swansea Real Estate, Inc.
                    Galesburg Real Estate, Inc.
                    East Peoria Real Estate, Inc.
                    Peoria Real Estate, Inc.
                    Alton Real Estate, Inc.
                    Moline Real Estate, Inc.

(Exact names of Co-Registrants as specified in their charters)





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                              SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, Rosewood Care Centers Capital Funding Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                            ROSEWOOD CARE CENTERS CAPITAL
                            FUNDING CORPORATION, Registrant


DATE: September 23, 1999    BY:/s/Larry D. Vander Maten
                               ------------------------
                            LARRY D. VANDER MATEN
                            President and Director
                            (Principal Executive Officer
                            and Principal Financial
                            and Accounting Officer)







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                                SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, Rosewood Care Center, Inc. of Swansea has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                            ROSEWOOD CARE CENTER, INC. OF
                            SWANSEA, Registrant


DATE: September 23, 1999    BY:/s/Larry D. Vander Maten
                               ------------------------
                            LARRY D. VANDER MATEN
                            President and Director
                            (Principal Executive Officer
                            and Principal Financial
                            and Accounting Officer)




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                                SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, Rosewood Care Center, Inc. of Galesburg has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                            ROSEWOOD CARE CENTER, INC. OF
                            GALESBURG, Registrant


DATE: September 23, 1999    BY:/s/Larry D. Vander Maten
                               ------------------------
                            LARRY D. VANDER MATEN
                            President and Director
                            (Principal Executive Officer
                            and Principal Financial
                            and Accounting Officer)




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                                SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, Rosewood Care Center, Inc. of Peoria has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                            ROSEWOOD CARE CENTER, INC. OF
                            PEORIA, Registrant


DATE: September 23, 1999    BY:/s/Larry D. Vander Maten
                               ------------------------
                            LARRY D. VANDER MATEN
                            President and Director
                            (Principal Executive Officer
                            and Principal Financial
                            and Accounting Officer)





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                                SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, Rosewood Care Center, Inc. of East Peoria has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                            ROSEWOOD CARE CENTER, INC. OF
                            EAST PEORIA, Registrant



DATE: September 23, 1999    BY:/s/Larry D. Vander Maten
                               ------------------------
                            LARRY D. VANDER MATEN
                            President and Director
                            (Principal Executive Officer
                            and Principal Financial
                            and Accounting Officer)





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                                SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, Rosewood Care Center, Inc. of Alton has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                            ROSEWOOD CARE CENTER, INC. OF
                            ALTON, Registrant


DATE: September 23, 1999    BY:/s/Larry D. Vander Maten
                               ------------------------
                            LARRY D. VANDER MATEN
                            President and Director
                            (Principal Executive Officer
                            and Principal Financial
                            and Accounting Officer)




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                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Rosewood Care Center, Inc. of Moline has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                            ROSEWOOD CARE CENTER, INC. OF
                            MOLINE, Registrant


DATE: September 23, 1999    BY:/s/Larry D. Vander Maten
                               ------------------------
                            LARRY D. VANDER MATEN
                            President and Director
                            (Principal Executive Officer
                            and Principal Financial
                            and Accounting Officer)




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                                SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, Swansea Real Estate, Inc. has caused this report to be signed on its behalf by the undersigned duly authorized person.


                            SWANSEA REAL ESTATE, INC., Registrant


DATE: September 23, 1999    BY:/s/Larry D. Vander Maten
                               ------------------------
                            LARRY D. VANDER MATEN
                            President and Director
                            (Principal Executive Officer
                            and Principal Financial
                            and Accounting Officer)




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                                SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, Galesburg Real Estate, Inc. has caused this report to be signed on its behalf by the undersigned duly authorized person.


                            GALESBURG REAL ESTATE, INC., Registrant



DATE: September 23, 1999    BY:/s/Larry D. Vander Maten
                               ------------------------
                            LARRY D. VANDER MATEN
                            President and Director
                            (Principal Executive Officer
                            and Principal Financial
                            and Accounting Officer)




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                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Peoria Real Estate, Inc. has caused this report to be signed on its behalf by the undersigned duly authorized person.


                            PEORIA REAL ESTATE, INC., Registrant



DATE: September 23, 1999    BY:/s/Larry D. Vander Maten
                               ------------------------
                            LARRY D. VANDER MATEN
                            President and Director
                            (Principal Executive Officer
                            and Principal Financial
                            and Accounting Officer)




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                                SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, East Peoria Real Estate, Inc. has caused this report to be signed on its behalf by the undersigned duly authorized person.


                            EAST PEORIA REAL ESTATE, INC., Registrant



DATE: September 23, 1999    BY:/s/Larry D. Vander Maten
                               ------------------------
                            LARRY D. VANDER MATEN
                            President and Director
                            (Principal Executive Officer
                            and Principal Financial
                            and Accounting Officer)





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                                SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, Alton Real Estate, Inc. has caused this report to be signed on its behalf by the undersigned duly authorized person.


                            ALTON REAL ESTATE, INC., Registrant



DATE: September 23, 1999    BY:/s/Larry D. Vander Maten
                               ------------------------
                            LARRY D. VANDER MATEN
                            President and Director
                            (Principal Executive Officer
                            and Principal Financial
                            and Accounting Officer)






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                                SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, Moline Real Estate, Inc. has caused this report to be signed on its behalf by the undersigned duly authorized person.


                            MOLINE REAL ESTATE, INC., Registrant



DATE: September 23, 1999    BY:/s/Larry D. Vander Maten
                               ------------------------
                            LARRY D. VANDER MATEN
                            President and Director
                            (Principal Executive Officer
                            and Principal Financial
                            and Accounting Officer)






Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.